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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------


CONTACT: Brian P. Carney                        Investor Relations:
         Executive Vice President               Naomi Rosenfeld/Carolyn Capaccio
         and Chief Financial Officer            Heather Anthony
         Fabri-Centers of America, Inc.         Press:  Stacy Berns
         330/656-2600                           Morgen-Walke Associates
         http://www.joann.com                   212/850-5600


                       FABRI-CENTERS COMPLETES ACQUISITION
                            OF HOUSE OF FABRICS STOCK

         HUDSON, OH, April 22, 1998 -- Fabri-Centers of America, Inc. (NYSE:
FCA.A and FCA.B) today announced the completion of its acquisition of House of Fabrics, Inc. As previously announced, Fabri-Centers acquired 77.2% of the issued and outstanding shares of common stock of House of Fabrics pursuant to a cash tender offer (priced at $4.25 per share) that closed on March 6, 1998. The merger of House of Fabrics with a wholly-owned subsidiary of Fabri-Centers, formed for the sole purpose of completing the acquisition, was approved at a special meeting of House of Fabrics shareholders held on April 21, 1998. As a result, House of Fabrics is now a wholly-owned subsidiary of Fabri-Centers. All shares of House of Fabrics common stock not already owned by the Company (approximately 1.2 million shares or 22.8% of the outstanding shares) were canceled and converted into the right to receive $4.25 in cash. Immediately following the special meeting, House of Fabrics, Inc. (NASDAQ: HFAB) was de-listed from the NASDAQ National Market. Documents were also filed to de-register House of Fabrics common stock with the Securities and Exchange Commission.

         Fabri-Centers has annual revenues of approximately $975 million and operates 903 fabric and craft stores in 48 states, primarily under the names of Jo-Ann Fabrics and Crafts, Cloth World, New York Fabrics and Jo-Ann etc. House of Fabrics had annual revenues at the time of the acquisition of approximately $240 million and operated 261 fabric and craft stores in 27 states under the names of House of Fabrics, SoFro Fabrics, Fabricland and Fabric King.


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